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                                                                    Exhibit 99.5

                              ACORN PRODUCTS, INC.

                         BENEFICIAL OWNER ELECTION FORM

         I acknowledge receipt of your letter and the enclosed materials relating to the offering of rights (the "Rights") to purchase shares of common stock, par value $0.01 per share ("Common Stock"), of Acorn Products, Inc. (the "Company").

         This will instruct you on whether to exercise Rights distributed with respect to the Common Stock held by you for my account, pursuant to the terms an subject to the conditions set forth in the prospectus dated November 21, 2002 (the "Prospectus").

         [ ]      Please do not exercise my Rights to purchase shares of Common
                  Stock.

         [ ] Please exercise my Subscription rights to purchase shares of the Common Stock as set forth below.

                  Number of Shares  Subscription Price       Payment

                                         x $5.00         =
                  ------------------     -------           -----------------

         [ ]      Payment in the following amount is enclosed: $

         [ ] Please deduct $_________ from the following account maintained by you as follows: _________________________________ (Type of
                  Account and Account No.)